Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, and product supplement no. 4-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated January 18, 2019 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$2,350,000

Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks due February 5, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

●	The notes are designed for investors who seek a fixed return of 7.05% if the Ending Basket Level of an equally weighted basket of 3 Reference Stocks is greater than or equal to the Starting Basket Level or is less than the Starting Basket Level by up to 20%.
●	Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 20%, be willing to lose some or all of their principal amount at maturity.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
●	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket consists of 3 common stocks or capital stock (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:	If the Ending Basket Level is greater than or equal to the Starting Basket Level or is less than the Starting Basket Level by up to 20%, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Contingent Digital Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Contingent Digital Return)
If the Ending Basket Level is less than the Starting Basket Level by more than 20% at maturity, you will lose 1.25% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 20%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Basket Return + 20%) × 1.25]
You will lose some or all of your principal amount at maturity If the Ending Basket Level is less than the Starting Basket Level by more than 20%.
Contingent Digital Return:	7.05%, which reflects the maximum return on the notes. Accordingly, the maximum payment at maturity per $1,000 principal amount note is $1,070.50.
Buffer Amount:	20%
Downside Leverage Factor:	1.25
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:	On any Ending Averaging Date, the closing level of the Basket will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on each Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified in “The Basket” on page PS-1 of this pricing supplement
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	January 18, 2019
Original Issue Date:	On or about January 24, 2019 (Settlement Date)
Ending Averaging Dates*:	January 27, 2020, January 28, 2020, January 29, 2020, January 30, 2020 and January 31, 2020
Maturity Date*:	February 5, 2020
CUSIP:	48130WSQ5
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$2,350,000	$23,500	$2,326,500
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

The estimated value of the notes, when the terms of the notes were set, was $992.30 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
●	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

The Basket

The Bloomberg ticker symbol and the issuer of each Reference Stock, the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price
GOOG	Alphabet, Inc. (Class C capital stock)	The NASDAQ Stock Market (“NASDAQ”)	1/3	$1,098.26
AMZN	Amazon.com, Inc.	NASDAQ	1/3	$1,696.20
FB	Facebook, Inc.	NASDAQ	1/3	$150.04

JPMorgan Structured Investments —	PS- 1
Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Buffer Amount of 20%, the Contingent Digital Return of 7.05%, the Downside Leverage Factor of 1.25 and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	7.05%
165.00	65.00%	7.05%
150.00	50.00%	7.05%
140.00	40.00%	7.05%
130.00	30.00%	7.05%
120.00	20.00%	7.05%
115.00	15.00%	7.05%
110.00	10.00%	7.05%
107.05	7.05%	7.05%
105.00	5.00%	7.05%
102.50	2.50%	7.05%
100.00	0.00%	7.05%
97.50	-2.50%	7.05%
95.00	-5.00%	7.05%
90.00	-10.00%	7.05%
80.00	-20.00%	7.05%
70.00	-30.00%	-12.50%
60.00	-40.00%	-25.00%
50.00	-50.00%	-37.50%
40.00	-60.00%	-50.00%
30.00	-70.00%	-62.50%
20.00	-80.00%	-75.00%
10.00	-90.00%	-87.50%
0.00	-100.00%	-100.00%

JPMorgan Structured Investments —	PS- 2
Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 102.50.

Because the Ending Basket Level of 102.50 is greater than the Starting Basket Level of 100, the investor receives a payment at maturity of $1,070.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 7.05%) = $1,070.50

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.

Although the Basket Return is negative, because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 by up to the Buffer Amount of 20%, the investor receives a payment at maturity of $1,070.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 7.05%) = $1,070.50

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 140.

Because the Ending Basket Level of 140 is greater than the Starting Basket Level of 100 and although the Basket Return of 40% exceeds the Contingent Digital Return of 7.05%, the investor is entitled to only the Contingent Digital Return and receives a payment at maturity of $1,070.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 7.05%) = $1,070.50

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50.

Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20% and the Basket Return is -50%, the investor receives a payment at maturity of $625 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50% + 20%) × 1.25] = $625

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

Selected Purchase Considerations

●	FIXED APPRECIATION POTENTIAL — If the Ending Basket Level is greater than the Starting Basket Level or is less than the Starting Basket Level by up to 20%, you will receive a fixed return equal to the Contingent Digital Return of 7.05% at maturity, which also reflects the maximum return on the notes at maturity. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
●	LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if the Ending Basket Level is greater than the Starting Basket Level or is less than the Starting Basket Level by up to 20%. If the Ending Basket Level is less than the Starting Basket Level by more than 20%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 20%, you will lose an amount equal to 1.25% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.
●	RETURN DEPENDENT ON AN EQUALLY WEIGHTED BASKET OF 3 REFERENCE STOCKS — The return on the notes is dependent on the performance of an equally weighted Basket that consists of 3 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement.
●	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS- 4
Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Ending Basket Level is less than the Starting Basket Level. Your investment will be exposed to a loss on a leveraged basis if the Ending Basket Level is less than the Starting Basket Level by more than 20%. For every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 20%, you will lose an amount equal to 1.25% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.
●	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN — If the Ending Basket Level is greater than or equal to the Starting Basket Level or is less than the Starting Basket Level by up to 20%, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Contingent Digital Return of 7.05%, regardless of any appreciation of the Basket, which may be significant.
●	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Basket Level is less than the Starting Basket Level by more than 20%, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will lose some or all of your principal amount at maturity.
●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, those issuers or providing advisory services to those issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

●	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is

JPMorgan Structured Investments —	PS- 5
Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:
●	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
●	customary bid-ask spreads for similarly sized trades;
●	our internal secondary market funding rates for structured debt issuances;
●	the actual and expected volatility of the Reference Stocks;
●	the time to maturity of the notes;
●	the dividend rates on the Reference Stocks;
●	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
●	interest and yield rates in the market generally;
●	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor for that Reference Stock, including a merger or acquisition; and
●	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

●	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 3 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks.

JPMorgan Structured Investments —	PS- 6
Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

●	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
●	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
●	SINGLE STOCK RISK — The price of a Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
●	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
●	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
●	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting a Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
●	LIMITED TRADING HISTORY — Alphabet Inc. became the successor SEC registrant to, and parent holding company of, Google Inc. on October 2, 2015 in connection with a holding company reorganization. The Class C capital stock of Google Inc. commenced regular trading on The NASDAQ Stock Market on April 3, 2014 and the Class C capital stock of Alphabet Inc. commenced trading on The NASDAQ Stock Market on October 5, 2015 and therefore have limited historical performance. Accordingly, historical information for the Class C capital stock of Alphabet Inc. and its predecessor, the Class C capital stock of Google Inc., is available only since the respective dates above. Past performance should not be considered indicative of future performance. In addition, the Class C capital stock of Alphabet Inc., which does not carry any vote, is different from the Class A common stock of Alphabet Inc., which carries one vote per share, and may trade differently from the Class A common stock of Alphabet Inc.

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Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

The Basket and the Reference Stocks

Public Information

All information contained in this pricing supplement on the Reference Stocks is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from April 4, 2014 through January 18, 2019, the weekly performance of the Class C capital stock of Google Inc. from April 4, 2014 through October 2, 2015 and the Class C capital stock of Alphabet Inc. from October 5, 2015 through January 18, 2019 and the historical weekly performance of the Reference Stocks (other than the Class C capital Stock of Alphabet Inc.) from January 3, 2014 through January 18, 2019. The graph of the historical Basket performance assumes the closing level of the Basket on April 4, 2014 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on any Ending Averaging Date. There can be no assurance that the performance of each Reference Stock will result in the return of any of your principal amount.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly closing levels of the Basket from April 4, 2014 through January 18, 2019. The following graph assumes the closing level of the Basket on April 4, 2014 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

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Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

Alphabet Inc. (“Alphabet”)

According to its publicly available filings with the SEC, Alphabet is a collection of businesses, the largest of which is Google Inc. Google Inc. is an information company that generates revenues primarily by delivering online advertising. Alphabet became the successor SEC registrant to, and parent holding company of, Google Inc. on October 2, 2015, in connection with a holding company reorganization. The Class C capital stock of Alphabet began trading on October 5, 2015 under the ticker symbol “GOOG,” the same symbol under which Google Inc.’s Class C capital stock previously traded. The Class C capital stock of Alphabet, par value $0.001 per share (Bloomberg ticker: GOOG), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Alphabet in the accompanying product supplement. Alphabet’s SEC file number is 001-37580.

Historical Information Regarding the Class C Capital Stock of Google Inc. and the Class C Capital Stock of Alphabet

The following graph sets forth the historical performance of the Class C capital stock of Google Inc., based on the weekly historical closing prices of one share of the Class C capital stock of Google Inc. from April 4, 2014 through October 2, 2015 and the Class C capital stock of Alphabet, based on the weekly historical closing prices of one share of the Class C capital stock of Alphabet from October 5, 2015 through January 18, 2019. The Class C capital stock of Google Inc. commenced regular trading on The NASDAQ Stock Market on April 3, 2014 and the Class C capital stock of Alphabet commenced trading on The NASDAQ Stock Market on October 5, 2015 and therefore have limited historical performance. In addition, the Class C capital stock of Alphabet, which does not carry any vote, is different from the Class A common stock of Alphabet, which carries one vote per share, and may trade differently from the Class A common stock of Alphabet. The closing price of one share of the Class C capital stock of Alphabet on January 18, 2019 was $1,098.26.

† The vertical line in the graph indicates October 5, 2015. In the graph, the performance to the left of the vertical line reflects the Class

C capital stock of Google Inc. and the performance to the right of the vertical line reflects the Class C capital stock of Alphabet Inc.

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Amazon.com, Inc. (“Amazon”)

According to its publicly available filings with the SEC, Amazon operates retail websites and physical stores; manufactures and sells electronic devices; develops and produces media content; offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon; offers developers and enterprises a set of global compute, storage, database and other service offerings; and serves authors and independent publisher with an online publish platform, along with its own publishing arm. The common stock of Amazon, par value $0.01 per share (Bloomberg ticker: AMZN), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Amazon in the accompanying product supplement. Amazon’s SEC file number is 000-22513.

Historical Information Regarding the Common Stock of Amazon

The following graph sets forth the historical performance of the common stock of Amazon, based on the weekly historical closing prices of one share of the common stock of Amazon from January 3, 2014 through January 18, 2019. The closing price of one share of the common stock of Amazon on January 18, 2019 was $1,696.20.

Facebook, Inc. (“Facebook”)

According to its publicly available filings with the SEC, Facebook builds products that enable people to connect and share with friends and family through mobile devices, personal computers and other surfaces. The Class A common stock of Facebook, par value $0.000006 per share (Bloomberg ticker: FB), are listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Facebook in the accompanying product supplement. Facebook’s SEC file number is 001-35551.

Historical Information Regarding the Class A Common Stock of Facebook

The following graph sets forth the historical performance of the Class A common stock of Facebook, based on the weekly historical closing prices of one share of the Class A common stock of Facebook from January 3, 2014 through January 18, 2019. The closing price of one share of the Class A common stock of Facebook on January 18, 2019 was $150.04.

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Digital Dual Directional Contingent Buffered Notes Linked to an Equally Weighted Basket of 3 Reference Stocks

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors “ in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of

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the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

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